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                                                                    EXHIBIT 10.4

                           ADVISORY SERVICES AGREEMENT

      This Advisory Services Agreement (this "Agreement"), effective as of October 1, 2004 (the "Effective Date"), is between International Coal Group, LLC, a Delaware limited liability company ("ICG"), and W.L. Ross & Co. LLC, a Delaware limited liability company ("WLR").

                                    RECITALS

      A. ICG and its subsidiaries (collectively, the "Company") are engaged in the business of mining, marketing and selling coal;

      B. Wilbur L. Ross, Jr. and other key personnel of WLR (collectively, the "Key Personnel") have substantial expertise that may be useful to the Company, and ICG desires to obtain for the benefit of itself and its subsidiaries management, consulting and advisory services from WLR and the Key Personnel; and

      C. WLR desires to provide Advisory Services to the Company, all on the terms and conditions of this Agreement, and the compensation arrangements set forth in this Agreement are designed to compensate WLR for providing such Advisory Services;

                                    AGREEMENT

      The parties hereto agree as follows:

      1. Agreement to Provide Services. ICG hereby engages WLR, and WLR hereby agrees to provide to the Company in good faith Advisory Services during the Term. As used herein, the term "Advisory Services" means consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operations of ICG of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including, without limitation, any such consulting or advisory services which the Board of Directors of ICG reasonably requests that WLR provide to ICG.

      2. Management Fees. ICG will pay to WLR a fee (the "Quarterly Fee") in the amount of $500,000 per calendar quarter during the Term. The Quarterly Fee will be payable quarterly in advance, commencing on the Effective Date with respect to the calendar quarter ending December 31, 2004, and on the first day of each January, April, July, and October thereafter during the Term. The Quarterly Fee will be prorated for any partial calendar quarter during the Term and will be fully earned when due, whether or not any particular Advisory Service is requested in a particular quarterly period.

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      3. Expenses. ICG will reimburse WLR for reasonable, documented travel expenses and other reasonable, documented out-of-pocket expenses, including expenses of third-party advisors retained by WLR (but only to the extent such advisors have been retained with the approval of ICG, such approval not to be unreasonably withheld), incurred in connection with the performance of Services pursuant to this Agreement (collectively, "Expenses"). Salaries and bonuses of WLR employees and the ordinary overhead expenses of maintaining WLR's offices will not constitute Expenses for purposes of this Agreement. Following the end of each calendar quarter, WLR will submit an invoice to ICG describing in reasonable detail the Expenses incurred by WLR for such quarterly period, together, if requested, with the underlying documentation supporting such Expenses. The failure of WLR to submit invoices on a timely basis will not relieve ICG of its obligations hereunder.

      4. Interest. In the event that ICG fails or is otherwise prohibited by applicable law to pay all or any part of the Quarterly Fee or Expenses described in Section 2 or 3 hereof within 10 days after the date when due or invoices are submitted to ICG, then WLR will be entitled to interest on the unpaid amount thereof at a rate equal to ICG's weighted average cost of long-term borrowings during the relevant period, which interest will accrue from the applicable due date and compound monthly until paid.

      5. Indemnification. ICG will indemnify and hold harmless WLR and its affiliates and their respective partners (both general and limited), officers, directors, employees and agents (each such person being an "Indemnified Party") from and against any and all losses, costs (including without limitation reasonable attorneys' fees and expenses), damages and liabilities, whether joint or several (collectively, "Liabilities"), arising out of or resulting from the engagement of WLR pursuant to, and the performance by WLR of the Advisory Services contemplated by, this Agreement, except and only to the extent that such Liabilities are finally judicially determined to have resulted from (i) the gross negligence or knowing violation of law by an Indemnified Party or (ii) the knowing failure to obey the reasonable and lawful instructions of the Board of Directors of ICG. ICG will reimburse any Indemnified Party for all reasonable costs and expenses as the same are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party is entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto.

      6. Independent Contractor. It is understood and agreed that WLR will for all purposes hereof be deemed to be an independent contractor and will not, unless otherwise expressly authorized by ICG, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise be deemed an agent of the Company. No federal, state or local withholding deductions will be withheld from the Quarterly Fee or Expenses unless otherwise required by law.

      7. Term and Termination. This Agreement will be effective as of the date hereof (the "Effective Date") and will continue in effect until the earliest of
(i) the entry of a final, non-appealable judicial determination by a court of competent jurisdiction that

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(A) WLR is in material breach of its obligations under this Agreement or (B) WLR
(or one of its nominees for director of the Company) is in breach of its duty of loyalty under applicable law to the Company as an equity holder or director of the Company, (ii) the seventh anniversary of the Effective Date and (iii) the 30th day after receipt by WLR of the Termination Payment. Additionally, the Board of Directors of ICG may terminate this Agreement by providing written notice to WLR following (i) (A) the 90th day after the date on which WLR and its affiliated entities (including investors in funds sponsored by WLR) cease to beneficially own at least 25% of the ICG equity beneficially owned by them on the Effective Date (with beneficial ownership determined by application of the definitions thereof in Rule 13d-3 under the Securities Exchange Act of 1934), or
(ii) the 30th day after the date on which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR. For purposes of this Agreement, "Termination Payment" means, as of the date it is paid (the "Payment Date"), a cash payment equal to the sum of (A) the present value of aggregate unpaid Quarterly Fees that would have been payable absent the termination of this Agreement for the period from the Payment Date until the seventh anniversary of the Effective Date discounted quarterly at 1.875% (7.5% annual rate), plus (B) all unpaid Expenses through the Payment Date.

      Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2, 3, 4 and 5 will survive the termination of this Agreement.

      8. Miscellaneous. (a) (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, will be effective unless the same is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

            (b) Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other will be in writing and be deemed to have been duly given if by air courier guaranteeing overnight delivery, the day after being sent, if delivered to the party personally, at the time of delivery, if sent to the party by telecopy, upon receipt of confirmation of "good transmission" or, if mailed, two business days after mailing by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the other party at the following addresses (or at such other address as will be given in writing by one party to the other):

       If to WLR:             W.L. Ross & Co. LLC
                              101 East 52nd Street
                              New York, NY 10022
                              Attention: Wilbur L. Ross, Jr.
                              Facsimile No.: (212) 317-4891

       If to the Company:     International Coal Group, LLC
                              2000 Ashland Avenue
                              Ashland, KY 41101

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                              Attention: President
                              Facsimile No.: (606) 920-7820

            (c) This Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous oral and written negotiations, commitments, agreements and understandings relating hereto.

            (d) THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS THEREOF.

            (e) The headings in this Agreement are for convenience of reference only and will not constitute a part of this Agreement, nor will they affect its meaning, construction or effect.

            (f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

            (g) The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

            (h) Except as otherwise provided in this Agreement, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than ICG and WLR any rights or remedies under, or by reason of, this Agreement.

            (i) This Agreement will inure to the benefit of, and be binding upon, WLR and ICG, and their respective successors and permitted assigns. None of this Agreement and the rights or obligations of the parties hereunder may be assigned by either party without the prior written consent of the other party hereto, and any such purported assignment without such prior written consent will be null and void.

            (j) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

            (k) Unless the context otherwise requires: (i) all references to Sections are to Sections of this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles; (iv) words in the singular include the plural and vice-versa; and (v) the term "including" means "including without limitation". All references to laws in this Agreement will include any applicable amendments thereunder. All references to $

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or dollar amounts will be to lawful currency of the United States. To the extent the term "day" or "days" is used, it will mean calendar days (unless referred to as a "business day")

            (l) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

            (m) No announcement regarding the transactions contemplated hereby will be made by any party hereto in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing material or otherwise to the general public without the prior written consent of each party hereto.

            (n) WLR acknowledges that its conduct hereunder is subject to the confidentiality provisions applicable to it pursuant to the Company's Amended and Restated Limited Liability Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              INTERNATIONAL COAL GROUP, LLC

                              By: /s/ David L. Wax
                                  -------------------------
                              Name: David L. Wax
                              Title: Vice President

                              W.L. ROSS & CO. LLC

                              By: /s/ Wilbur L. Ross, Jr.
                                  -------------------------
                              Name: Wilbur L. Ross, Jr.
                              Title: Chairman

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